Exhibit 5.2

Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

May 13, 2022
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, North Carolina 28209
Ladies and Gentlemen:
Albemarle Corporation, a Virginia corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-234547) (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $650,000,000 aggregate principal amount of its 4.650% Senior Notes due 2027 (the “2027 Notes”), $600,000,000 aggregate principal amount of its 5.050% Senior Notes due 2032 (the “2032 Notes”) and $450,000,000 aggregate principal amount of its 5.650% Senior Notes due 2052 (the “2052 Notes”, and together with the 2027 Notes and the 2032 Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of the indenture dated as of January 20, 2005 (the “Indenture”) between the Company and U.S. Bank National Association, successor trustee to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee. The Notes are to be sold pursuant to the Underwriting Agreement dated May 10, 2022 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).
This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
We, as your Virginia counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date, and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the resolutions of the Audit and Finance Committee (the “A&F Committee”) of the Board of Directors of the Company (the “Board”), the Board and the Pricing Committee with respect to the Registration Statement, the registration of the Notes and related matters, (iii) the Registration Statement and exhibits thereto, (iv) the base prospectus, dated November 6, 2019, forming a part of the Registration Statement (the “Base Prospectus”), (v) the preliminary prospectus supplement, dated May 10, 2022, relating to the Notes, (vi) the final prospectus supplement, dated May 12, 2022, relating to the Notes (the “Final Prospectus Supplement”), (vii) the Officers’ Certificate, dated May 13, 2022, delivered by the Company to the Trustee pursuant to Section 3.01 of the Indenture and (viii) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”);.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

May 13, 2022

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.
We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is limited to the laws, including the rules and regulations under the Securities Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:
1.Based solely on the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.
2.The Notes have been duly authorized by all necessary corporate action on the part of the Company, and have been duly executed and delivered by the Company.
Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the use of our name in the Base Prospectus under the caption “Legal Matters” and in the Final Prospectus Supplement under the caption “Legal Matters”, each constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Troutman Pepper Hamilton Sanders LLP